Exhibit (a)(4)
Schedule A
LEGG MASON PARTNERS VARIABLE EQUITY TRUST
Amended and Restated Designation of Series of Shares of Beneficial Interest in the Trust
(Effective as of August 5, 2009)
          WHEREAS, the Trustee(s) of the Trust, acting pursuant to Section 4.9 of the Declaration, desire to divide the Shares of the Trust into 16 Series;
          NOW THEREFORE, the Trustee(s) of the Trust do hereby establish and designate the following Series of the Trust, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:
1.	Legg Mason ClearBridge Variable Aggressive Growth Portfolio (formerly known as Legg Mason Partners Variable Aggressive Growth Portfolio)

2.	Legg Mason ClearBridge Variable Appreciation Portfolio (formerly known as Legg Mason Partners Variable Appreciation Portfolio)

3.	Legg Mason ClearBridge Variable Equity Income Builder Portfolio (formerly known as Legg Mason Partners Variable Capital and Income Portfolio)

4.	Legg Mason ClearBridge Variable Dividend Strategy Portfolio (formerly known as Legg Mason Partners Variable Dividend Strategy Portfolio)

5.	Legg Mason ClearBridge Variable Fundamental Value Portfolio (formerly known as Legg Mason Partners Variable Fundamental Value Portfolio)

6.	Legg Mason Global Currents Variable International All Cap Opportunity Portfolio (formerly known as Legg Mason Partners Variable International All Cap Opportunity Portfolio)

7.	Legg Mason ClearBridge Variable Investors Portfolio (formerly known as Legg Mason Partners Variable Investors Portfolio)

8.	Legg Mason ClearBridge Variable Large Cap Growth Portfolio (formerly known as Legg Mason Partners Variable Large Cap Growth Portfolio)

9.	Legg Mason Variable Lifestyle Allocation 50% (formerly known as Legg Mason Partners Variable Lifestyle Allocation 50%)

10.	Legg Mason Variable Lifestyle Allocation 70% (formerly known as Legg Mason Partners Variable Lifestyle Allocation 70%)

11.	Legg Mason Variable Lifestyle Allocation 85% (formerly known as Legg Mason Partners Variable Lifestyle Allocation 85%)

12.	Legg Mason ClearBridge Variable Mid Cap Core Portfolio (formerly known as Legg Mason Partners Variable Mid Cap Core Portfolio)

13.	Legg Mason ClearBridge Variable Capital Portfolio (formerly known as Legg Mason Partners Variable Capital Portfolio)

14.	Legg Mason Batterymarch Variable Global Equity Portfolio (formerly known as Legg Mason Partners Variable Global Equity Portfolio)

15.	Legg Mason ClearBridge Variable Small Cap Growth Portfolio (formerly known as Legg Mason Partners Variable Small Cap Growth Portfolio)

16.	Legg Mason Investment Counsel Variable Social Awareness Portfolio (formerly known as Legg Mason Partners Variable Social Awareness Portfolio)

1. Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.
2. The number of authorized Shares of each Series is unlimited.
3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.
4. With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.
5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.
6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.
7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.